Independent Auditors' Consent



To the Board of Directors and Shareholders
Lexington Natural Resources Trust:

We consent to the use of our report dated February 4, 1998 included in this Registration Statement on Form N-1A of the Lexington Natural Resources Trust dated April 30, 1999 and to the reference to our firm under the heading "Independent Auditors' Report" in the Statement of Additional Information.






                                                  KPMG LLP

New York, New York
March 26, 1999